Exhibit 99.4

Management’s Discussion and Analysis of Financial Condition and
Results of Operations for the Three Months Ended March 31, 2020 and 2019

The following management’s discussion and analysis for the three months ended March 31, 2020 and 2019, and our financial condition, should be read in conjunction with the historical financial statements and the related notes thereto contained in this Report. The management’s discussion and analysis contains forward-looking statements, such as statements of our plans, objectives, expectations and intentions. Any statements that are not statements of historical fact are forward-looking statements. When used, the words “believe,” “plan,” “intend,” “anticipate,” “target,” “estimate,” “expect” and the like, and/or future tense or conditional constructions (“will,” “may,” “could,” “should,” etc.), or similar expressions, identify certain of these forward-looking statements. These forward-looking statements are subject to risks and uncertainties, including those under “Risk Factors” in this Form 8-K, that could cause actual results or events to differ materially from those expressed or implied by the forward-looking statements. Our actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of several factors. We do not undertake any obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this report.

The principal business of Courtside Group, Inc. (d/b/a PodcastOne) or “PodcastOne” is the production, distribution and marketing of podcasts.

Overview

The following discussion highlights PodcastOne’s results of operations and the principal factors that have affected our consolidated financial condition as well as our liquidity and capital resources for the periods described, and provides information that management believes is relevant for an assessment and understanding of our consolidated financial condition and results of operations presented herein. The following discussion and analysis is based on PodcastOne’s audited financial statements contained in this Report, which have been prepared in accordance with generally accepted accounting principles in the United States. You should read the discussion and analysis together with such financial statements and the related notes thereto.

Strategy

PodcastOne’s long-term goal is to generate revenue from the audiences that view and listen to the podcasts we produce, distribute and market. Historically PodcastOne primarily produced only audio podcasts, but is expanding its offerings to video podcasts as well. The large audiences that view and listen to our podcasts are sold to national, regional and local advertisers.

Critical Accounting Policies, Estimates, and Judgments

Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. We continually evaluate our estimates and judgments, our commitments to strategic alliance partners and the timing of the achievement of collaboration milestones. We base our estimates and judgments on historical experience and other factors that we believe to be reasonable under the circumstances. Materially different results can occur as circumstances change and additional information becomes known. Besides the estimates identified above that are considered critical, we make many other accounting estimates in preparing our financial statements and related disclosures. All estimates, whether or not deemed critical, affect reported amounts of assets, liabilities, revenues and expenses, as well as disclosures of contingent assets and liabilities. These estimates and judgments are also based on historical experience and other factors that are believed to be reasonable under the circumstances. Materially different results can occur as circumstances change and additional information becomes known, even for estimates and judgments that are not deemed critical.

Use of estimates: The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenue and expenses during the reporting period. Our management evaluates the estimates on an ongoing basis, including, but not limited to, those related to bad debts, barter time, asset impairments, income taxes, stock compensation expense and litigation. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions and conditions.

Opportunities, Challenges and Risks

Effects of COVID-19

An outbreak of a novel strain of coronavirus, COVID-19 in December 2019 subsequently became a pandemic after spreading globally, including the United States. While the COVID-19 pandemic did not materially adversely affect our financial results and business operations during the fiscal quarter ended March 31, 2020, it is expected to adversely impact parts of our business during the second quarter of fiscal year December 31, 2020. The extent to which COVID-19 impacts our results will depend on future developments, including new information which may emerge concerning the severity of the coronavirus and the actions taken by us and our partners to contain the coronavirus or treat its impact, among others. The impact of the suspension or cancellation of in-person live festivals, concerts or other live events, and any other continuing effects of COVID-19 on our business operations (such as general economic conditions and impacts on the advertising, sponsorship and ticketing marketplace and our partners), may result in a decrease in our revenues, and if the global COVID-19 epidemic continues for an extended period, our business, financial condition and results of operations could be materially adversely affected.

Basis of presentation and principles of consolidation

The consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP). These consolidated financial statements include the accounts of Courtside Group, Inc. and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated.

Change in accounting principle—revenue recognition: We adopted the amended accounting guidance for revenue recognition on January 1, 2019, using the modified retrospective transition method, which allows the us to evaluate the impact of contract modifications as of the adoption date rather than evaluating the impact of the modifications at the time they occurred prior to the adoption date. As a result, we have changed our accounting policy for revenue recognition as described below. Except for the changes below, we have consistently applied the accounting policies to all periods presented in these consolidated financial statements.

Under certain practical expedients elected, we did not disclose the amount of consideration allocated to the remaining performance obligations or an explanation of when we expect to recognize that amount as revenue for all reporting periods presented before January 1, 2019.

We recognize revenue when it satisfies a performance obligation by transferring control over a service to a customer, in an amount that reflects the consideration to which it expects to be entitled in exchange for those services.

Revenues presented in the consolidated financial statements are reflected on a net basis, after the deduction of advertising agency fees by the advertising agencies. We also evaluate when it is appropriate to recognize revenue based on the gross amount invoiced to the customer or the net amount retained by the Company if a third party is involved.

Results for the reporting period beginning after January 1, 2019, are presented under the amended accounting guidance, while prior-period amounts are not adjusted and continue to be reported in accordance with our historical accounting guidance. Based upon management’s assessment, the impact of this guidance is not material to the Company’s financial position, results of operations, or cash flows through December 31, 2019.

Revenue: We recognize revenue when or as it satisfies a performance obligation by transferring a promised service to a customer. Our primary source of revenue is podcast advertising revenue, which is recognized, net of agency commissions, when the podcast containing the advertisements is released and the performance obligation is satisfied. We recognize revenue based on the Standard Broadcast Calendar that ends on the last Sunday in each reporting period. For the year ended December 31, 2019, we recognized revenue related to podcasts released from December 31, 2018, through December 29, 2019. To a lesser extent, we generate revenue from performance-based advertising and subscription services. Subscription services revenue is generated through the sale of a premium version of our PodcastOne service. Subscription revenue is recognized over the subscription term, which is generally less than 12 months, as the performance obligation is satisfied

Barter transactions: Periodically, we engage in barter transactions that exchange advertising for advertising. We recognize revenue from barter transactions as its products are delivered or services are performed. The related barter expense is recognized as the products or services are utilized by the Company, the majority of which is in the same accounting period as the related barter revenue. We include the value of such exchanges in both net revenue and operating expenses. The valuation of barter time is based upon the estimated fair value of the advertising time provided for the services received.

Operating expenses: Operating expenses consist of general and administrative, partner participation expenses and depreciation and amortization. Included in our operating expenses are stock-based compensation and depreciation expenses associated with our capital expenditures.

General and administrative: General and administrative expenses consist primarily of personnel costs from our executive, legal, finance, human resources and information technology organizations and facilities related expenditures, as well as third party professional fees, insurance and bad debt expenses. Professional fees are largely comprised of outside legal, accounting, audit, information technology consulting and legal settlements.

Contract costs: Incremental costs of obtaining a contract primarily relate to sales commissions, which are included in selling, general and administrative expenses, and are generally commensurate with sales. These costs are generally expensed when incurred because the period of benefit is one year or less.

Partner participation expenses: Certain distribution arrangements require us to pay our podcast partners based on a share of the advertising revenue received by us with respect to the partner’s podcast. Revenue share obligations are accrued when advertisements have been aired and partners are paid upon receipt of payment from the customer.

Depreciation and amortization: We determine the appropriate useful life of intangible assets by performing an analysis of expected cash flows based on our historical experience of intangible assets of similar quality and value. Amortization as a percentage of revenue will depend upon a variety of factors, such as the amounts and mix of our identifiable intangible assets acquired in business combinations.

Stock-based compensation: Included in our operating expenses are expenses associated with stock-based compensation, which are allocated and included in general and administrative expenses. Stock-based compensation expense is largely comprised of costs associated with stock options and restricted stock units granted to employees and certain non-employees including directors and consultants. We record the fair value of these equity-based awards and expense at their cost ratably over related vesting periods. In addition, stock-based compensation expense includes the cost of warrants to purchase common stock issued to certain non-employees

Other income: Other income principally consists of certain unrealized transaction gains and losses on foreign currency denominated assets and liabilities. We typically invest our available cash balances in money market funds and short-term United States Treasury obligations.

Significant customers: Our three largest customers, in the aggregate, accounted for approximately 11% of our revenues for the year ended December 31, 2019. Amounts due from these customers represented approximately 4% of accounts receivable as of December 31, 2019.

Fair value of financial instruments: The Company’s financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses. The carrying amount of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximates fair value due to the short-term maturities of these instruments.

Income taxes: We account for income taxes under the asset and liability method, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement basis and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. We record a tax benefit from an uncertain tax position when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. We classify interest and penalties recognized on uncertain tax positions as a component of tax expense. The Company files income tax returns in the U.S. federal jurisdiction and various states. Based on management’s assessment of many factors, including past experience and complex judgments about future events, we do not currently anticipate significant changes in its uncertain tax positions over the next 12 months. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The income tax expense represents the taxes payable for the period and the change during the period in deferred tax assets and liabilities. Our historical NOL’s may be limited as a result of the acquisition.

Recently issued accounting standards: In February 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2016-02, Leases (Topic 842), which requires all lessees to recognize the assets and liabilities that arise from leases, except for those leases with a term less than 12 months, in which case the lessee may elect to not recognize an asset or liability associated with the lease and may recognize the lease expense on a straight-line basis over the term of the lease. Accounting for lessors remains generally the same as under superseded Topic 840. For private companies, this ASU is effective for fiscal years beginning after December 31, 2020, with early adoption permitted. In transition, lessees and lessors are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. We are currently evaluating the impact of the adoption of this guidance on our consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which provides new guidance on the measurement of credit losses for financial assets measured at amortized cost, which includes accounts receivable. The new guidance replaces the existing incurred loss impairment model with an expected loss methodology, which will result in more timely recognition of credit losses. This update is effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. Early adoption is permitted for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Entities are required to apply this update on a modified retrospective basis with a cumulative-effect adjustment to retained earnings as of the beginning of the period of adoption. We are currently evaluating the impact on our financial position and results of operations.

Consolidated Results of Operations

The following table presents our results of operations for the three months ended March 31, 2020 as compared to the three months ended March 31, 2019, and is not necessarily indicative of results for future periods (in thousands):

	Three Months Ended March 31,
	2020	2019
Gross revenue	$5,414	$5,660
Agency commission	(691)	(784)
Net revenue	4,723	4,876

Expenses:
General and administrative	2,541	2,621
Partner participation expense	2,947	2,818
Depreciation and amortization	28	34
Total expenses	5,516	5,473
Loss from operations	(793)	(597)

Interest income	1	1

Loss before provision for income taxes	(792)	(596)

Provision for income taxes	-	14

Net loss	$(792)	$(610)

The following table sets forth our results of operations, as a percentage of revenue, for the periods presented:

	Three Months Ended March 31,
	2020	2019
Gross revenue	100%	100%
Agency commission	13%	14%
Net revenue	87%	86%
Expenses:
General and administrative	47%	46%
Partner participation expense	54%	50%
Depreciation and amortization	1%	1%
Total expenses	102%	97%
Loss from operations	-15%	-11%
Interest income	-%	-%
Loss before provision for income taxes	-15%	-11%
Provision for income taxes	-%	-%
Net loss	-15%	-11%

Revenues — Our primary source of revenue is podcast advertising revenue, which is recognized, net of agency commissions, when the podcast containing the advertisements is released and the performance obligation is satisfied. We recognize revenue based on the Standard Broadcast Calendar that ends on the last Sunday in each reporting period. For the three months ended March 31, 2020, podcast advertising revenue was $4.9 million a decrease of 0.3 million or 6% from the comparable 2019 period. To a lesser extent, we generate revenue from performance-based advertising and subscription services. Performance-based advertising revenue is generated through the sale of banner and sponsorship advertisements. Revenue is recognized from performance-based advertising when we receive third-party verification reports supporting the number of actions performed in the period and the performance obligation is satisfied. For the three months ended March 31, 2020, revenue from performance-based advertising was $0.1 million a decrease of 0.1 million or 36% from the comparable 2019 period. Subscription services revenue is generated through the sale of a premium version of the Company’s PodcastOne service. Subscription revenue is recognized over the subscription term, which is generally less than 12 months, as the performance obligation is satisfied. For the three months ended March 31, 2020, subscription revenue was $0.1 million which is comparable to the 2019 period. Additionally, in the three months ended March 31, 2020 we recognized $0.2 million of other operating revenue which we did not have in the comparable prior period.

Expenses — Expenses are comprised of general and administrative, partner participation expense and depreciation and amortization as described below.

General and Administrative Expenses — General and administrative expenses include personnel costs, rent, outside legal and accounting, consulting and advisory fees and non-cash stock compensation. In addition, general and administrative expenses include employee benefit expenses, advertising, and miscellaneous other general operating expenses to support the podcast production business. For the three months ended March 31, 2020, general and administrative expenses were $2.5 million, which was consistent with the prior year period, a decrease of 0.1 million or 3%.

Partner Participation Expense — Certain distribution arrangements require the Company to pay its podcast partners based on a share of the advertising revenue received by the Company with respect to the partner’s podcast. Revenue share obligations are accrued when advertisements have been aired and partners are paid upon receipt of payment from the customer. For the three months ended March 31, 2020, total partner participation expense was $2.9 million, an increase of $0.1 million or 5% from the comparable 2019 period.

Depreciation and Amortization — For the three months ended March 31, 2020, depreciation and amortization was less than $0.1 million, consistent with $0.1 million for the three months ended March 31, 2019.

Interest Income — For the three months ended March 31, 2020 and 2019, interest income was less than $0.1 million.

Net Loss — As a result of the foregoing, for the three months ended March 31, 2020 and 2019, PodcastOne recorded a net loss of $0.8 million and $0.6 million, respectively.

Financial Condition, Liquidity and Capital Resources

Cash and Working Capital

For the three months ended March 31, 2020 and 2019, we incurred net losses of $0.8 million and $0.6 million, respectively. As of March 31, 2020, we had working capital of $3.0 million, an accumulated deficit of $9.6 million and stockholders’ equity of $3.1 million. We incurred a net loss of $0.6 million for the year ended December 31, 2019.

Liquidity and Capital Resources

As of March 31, 2020, our principal sources of liquidity were our cash and accounts and notes receivable in the amounts of $1.0 million and $4.2 million, respectively. 16

Sources and Uses of Cash

The following table summarizes the sources and uses of cash for the three months ended March 31, 2020 and 2019 (in thousands):

	Three Months Ended March 31,
	2020	2019
Net cash (used in) provided by operating activities	$(380)	$430
Net cash used in investing activities	(4)	(79)
Net cash used in financing activities	(30)	-
Net change in cash	$(414)	$351

Net Cash (Used in) Provided by Operating Activities

For the three months ended March 31, 2020

Net cash used in our operating activities of ($0.4) million primarily resulted from our net loss during the period of ($0.8) million, which included non-cash charges of $0.1 million largely comprised of, depreciation and amortization and stock-based compensation. This was partially offset by $0.3 million from changes in our working capital, primarily from timing of accounts receivable and accounts payable.

For the three months ended March 31, 2019

Net cash provided by our operating activities of $0.4 million primarily resulted from our net loss during the period of ($0.6) million, which included non-cash charges of $0.1 million largely comprised of, depreciation and amortization and stock-based compensation, and $0.9 million from changes in our working capital, primarily from timing of accounts receivable and accounts payable.

Net Cash Used in Investing Activities

For the three months ended March 31, 2020 and 2019

Net cash used in investing activities was less than $0.1 million and $0.1 million during the three months ended March 31, 2020 and March 31, 2019 and primarily related to capital expenditures.

Net Cash Used in Financing Activities

For the three months ended March 31, 2020 and 2019

Net cash used in financing activities was less than $0.1 million during the three months ended March 31, 2020 and March 31, 2019, and primarily related to repurchases of the Company’s common stock.

Off-Balance Sheet Arrangements

As of March 31, 2020, we did not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.